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                                                                    EXHIBIT 99.1

NEWS RELEASE                                    Investor Relations: 281-504-4000
News 5.03                                           Email: info@harkenenergy.com
                                                            www.harkenenergy.com

                              For Immediate Release

                  HARKEN ANNOUNCES CLOSING OF STANDBY PURCHASE
                       IN CONNECTION WITH RIGHTS OFFERING

HOUSTON, Texas, (March 20, 2003) - Harken Energy Corporation (AMEX: "HEC") ("Harken") announced today the closing of the Standby Purchase Agreement with Lyford Investments Enterprises, Ltd. ("Lyford"), which related to Harken's recently completed rights offering.

     At the closing of the Standby Purchase Agreement, Lyford purchased 59,716,227 shares of common stock from Harken for an aggregate purchase price of approximately $8,193,000. This transaction resulted in Lyford becoming a holder of approximately 62% of Harken's outstanding common stock.

     Based in Houston, Texas, Harken is an oil and gas exploration and production company whose corporate strategy calls for concentrating its resources on exploration, development and acquisition of domestic properties in the Gulf Coast regions of Texas and Louisiana.

     Certain statements in this news release regarding future expectations and plans may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, including uncertainties regarding the timing and capital availability, discussed in detail in Harken's SEC filings. Actual results may vary materially.